                                                                    EXHIBIT 2(a)


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of March 11, 1999, between OAK HILL FINANCIAL, INC., a corporation chartered under the law of Ohio ("Oak Hill Financial"), and Towne Financial Corporation, a corporation that is chartered under the law of Ohio ("Towne"). (Oak Hill Financial and Towne are collectively referred to herein as the "Constituent Corporations.")


                                    RECITALS
                                    --------


          A. Oak Hill Financial is a corporation organized and existing under the laws of Ohio and is authorized to issue 5,000,000 shares of common stock, without par value ("Oak Hill Financial Common"), of which 4,367,765 shares were issued and outstanding as of December 31, 1998 (excluding treasury shares) and 200,000 reserved for issuance upon exercise of existing stock option, and (ii) 1,500,000 voting shares of preferred stock, without par value, and 1,500,000 non-voting shares of preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof.


          B. Towne is a corporation organized and existing under the laws of Ohio and is authorized to issue 2,250,000 shares of common stock, with $1 par value ("Towne Common"), of which 222,100 shares are issued and outstanding as of the date hereof, exclusive of treasury shares, and is authorized to issue 250,000 shares of preferred stock, with $1 par value, of which there are no shares issued and outstanding as of the date hereof. An additional 36,500 shares may be issued pursuant to outstanding stock options previously granted (collectively, the "Towne Stock Options" and individually, a "Towne Stock Option") under the 1992 Stock Option Plan and 1997 Stock Option Plans (the "Towne Stock Option Plans").


          C. The respective Boards of Directors of Oak Hill Financial and Towne have approved the merger of Towne into Oak Hill Financial substantially on the terms and conditions contained in this Agreement.


                                    AGREEMENT
                                    ---------


          In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

          1. MERGER. Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, between Oak Hill Financial, and Towne (the "Supplemental Agreement"), which is incorporated herein by reference, at the "Effective Time" (as such term is defined in Section 2 hereof), Towne shall be merged into Oak Hill Financial (the "Merger"). Oak Hill Financial shall be the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of Ohio following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of Towne shall cease.

          2. EFFECTIVE TIME; EFFECTIVE DATE. The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on (i) the day on which this Agreement and the related Certificate of Merger have been filed in accordance with the requirements of the laws of Ohio, or (ii) such later date as may be specified in such Certificate of Merger (the "Effective Date").

          3. NAME. The name of the Surviving Corporation shall be "Oak Hill Financial, Inc.".

          4. CHARTER. The Articles of Incorporation of Oak Hill Financial in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.